REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Federated
Fixed Income Securities, Inc.:

In planning and performing our audit of the financial statements of Federated Fixed Income
Securities, Inc. (the "Corporation") (comprised of the following funds: Federated Bond Fund,
Federated Limited Term Municipal Fund, and Federated Strategic Income Fund) for the year ended November 30, 2004 (on which we have issued our reports each dated January 21, 2005), we considered its internal control, including control activities for safeguarding securities, in order
to determine our auditing procedures for the purpose of expressing our opinion on the financial
statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Corporation's internal control.

The management of the Corporation is responsible for establishing and maintaining internal
control.  In fulfilling this responsibility, estimates and
 judgments by management are required to
assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United
States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes
in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Corporation's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public
Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce
to a relatively low level the risk that misstatements caused by error or fraud in amounts that
would be material in relation to the financial statements
 being audited may occur and not be
detected within a timely period by employees in the normal
 course of performing their assigned
functions. However, we noted no matters involving the Corporation's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 2004.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of Federated Fixed Income Securities,
 Inc., and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
        January 21, 2005